EXHIBIT 10.40

NINE WEST FOOTWEAR CORPORATION
1129 WESTCHESTER AVENUE, WHITE PLAINS, NEW YORK  10604

February 20, 2008

Andrew Cohen
11 Hampshire Circle
Bronxville, New York 10708

Re: Amended and Restated Employment Agreement

Dear Andrew:

        Reference is made to your Amended and Restated Employment Agreement dated May 27, 2004 by and between you Nine West Footwear Corporation (the "Company"), as amended by Assignment of and Amendment No. 1 thereto dated January 31, 2006, Amendment No. 2 thereto dated March 5, 2007 and Amendment No. 3 thereto dated March 16, 2007. This will confirm the terms and conditions of your continued employment by the Company. It is agreed as follows:

        1. Term.

                The Company shall employ you for a period commencing as of February 20, 2008 and ending as of February 28, 2011. In the event that you shall remain in the employ of the Company after the expiration or termination of this agreement, your status will be that of an employee at will, and the terms and conditions of this agreement will be of no further force and effect, except that the provisions of Sections 6 through 17 shall survive a termination of this agreement.

        2. Duties.

                You shall render services to the Company on a full-time basis as the Chief Executive Officer - Wholesale Footwear and Accessories of the Company. You shall report to the Chief Executive Officer of Jones. Your services shall be rendered in accordance with such rules and instructions as the Company shall establish from time to time. You are to render your services in the United States and such other places as the Company may require. Your principal place of employment shall be at the White Plains, New York location for the Company.

        3. Compensation.

                (a) Salary. Your salary will be the greater of $1,000,000 per annum or such other amount as the Company may determine from time to time. The Company shall make such deductions and withhold such amounts from each payment made to you under this agreement as may be required from time to time by law, governmental regulation or order and in accordance with the Company's customary payroll practices.

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February 20, 2008

                (b) Bonus. You shall participate in the Jones Apparel Group, Inc. 2007 Executive Annual Cash Incentive Plan (the "Bonus Plan"), pursuant to which you may be entitled to receive annual bonus payments for each full calendar year of employment which ends prior to the expiration of the term of this agreement and throughout which you have been employed by the Company, conditioned upon the attainment of annual criteria and objectives established for participants in the Bonus Plan.

        4. Benefits and Expenses.

                (a) You shall be eligible to participate in such medical and dental programs and other fringe benefits, and shall be entitled to annual vacation time (but not less than three weeks), on the same basis as other executives holding similar positions with the Company.

                (b) The Company will pay or reimburse all reasonable business expenses incurred by you with respect to work performed by you inside or outside the United States on the Company's behalf, subject to Company policies, provided that you promptly submit to the Company appropriate expense reports on Company-prescribed forms and invoices or vouchers for all expenses incurred by you or paid with Company credit cards.

                (c) The Company shall pay you a car allowance of $1,000 per month.

        5. Termination.

                (a) Termination by the Employee without Good Reason. If you terminate your employment with the Company prior to the expiration of the term of this agreement without "Good Reason" (as defined herein), no further payments shall be made to you, nor shall any benefits be afforded to you following such termination, except for amounts due and owing as of the date your employment terminates (the "Termination Date") and such benefits as are required by law.

                (b) Termination by the Company for Cause. If the Company terminates your employment prior to the expiration of the term of this agreement, and such termination is for "Cause" (as defined herein), no further payments shall be made to you, nor shall any benefits be afforded to you following such termination, except for amounts due and owing as of the Termination Date and such benefits as are required by law. If your termination of employment is for Cause, the Company agrees to provide written notice to you stating which clause of Section 5(g)(i) has been violated and the actions you have taken resulting in such violation.

                (c) Termination by the Company without Cause or by the Employee for Good Reason. If the Company terminates your employment prior to the expiration of the term of this agreement without Cause, or if you resign prior to the expiration of the term of this agreement with Good Reason:

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(i) you will be paid the salary payable hereunder through the balance of the term of this agreement or for a period of 12 months, whichever is longer, in installments in accordance with past payroll practices; and

(ii) in the event that you elect in a timely manner to continue basic medical and dental insurance coverage pursuant to the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"), the Company shall pay the share of the premium of maintaining your COBRA continuation coverage equal to the Company's contribution to your medical and dental insurance premiums on the Termination Date, at the benefit levels existing on the Termination Date, for the period from the Termination Date through the balance of the term of this agreement (the "Subsidized Period"); provided, however, that in the event you commence comparable benefit coverage with a subsequent employer during the Subsidized Period, you shall provide the Company with written notice of such comparable coverage and the date upon which such coverage commences within five (5) days of the commencement thereof, and your benefit coverage with the Company shall cease as of the date such comparable coverage with a subsequent employer commences. Unless such coverage has so ceased, after the Subsidized Period, you may continue such coverage at your expense at the applicable COBRA rate for the duration of the COBRA period, if any.

You shall have no obligation to seek other employment or otherwise mitigate the Company's obligations to make payments under this Section 5(c); provided, however, that if you commence employment or otherwise engage in business activities permitted under this agreement during any period during which the Company is obligated to make payments under this Section 5(c), then the Company's obligations shall be reduced by the amount of any other compensation or income therefrom earned or received by you during or for the period in which the Company is obligated to make such payments.

                (d) Change in Control. If, following a "Change in Control" (as defined herein) and prior to the end of the term of this agreement, the Company terminates your employment without Cause or you terminate your employment hereunder for Good Reason, you will be paid a lump sum payment equal to three (3) times your yearly salary at the rate in effect immediately preceding termination.

                (e) Termination Upon Retirement. This agreement shall immediately terminate, and all rights, benefits and obligations hereunder shall cease, in the event that you terminate your employment by reason of voluntary retirement, except for such rights as shall have accrued as of the date of your retirement.

                (f) Termination Upon Death or Disability of the Employee. If your employment terminates before the end of the term of this agreement by reason of your death or "Disability" (as

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defined herein), you or your duly appointed personal representative, as the case may be, will be paid (i) an amount equal to your then monthly salary during each of the six months following your death or the Disability Termination Date and (ii) the target bonus established by the Board of Directors of Jones for you under the Bonus Plan for the calendar year in which you die or become disabled, prorated for the portion of the year preceding your death or the Disability Termination Date.

                (g) Definitions of "Cause," "Good Reason," "Change in Control" and "Disability."

(i) The term "Cause" shall mean: (A) your continuing failure to perform the duties and responsibilities assigned to you by the Company; (B) your engaging in any conduct materially detrimental to the business, goodwill or reputation of the Company; (C) your conviction of a crime involving moral turpitude; or (D) your violating any material provision of this agreement or applicable Company policies.

(ii) The term "Good Reason" shall mean the occurrence of any of the following without your consent: (A) a material reduction in your base salary; (B) the relocation of your office to a location more than 50 miles from your present office in White Plains, New York; (C) the Company's failure to pay you any undisputed portion of your compensation; (D) the Company's failure to continue in effect any material compensation or benefit plan in which you are participating, unless either (1) an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan; or (2) the failure to continue your participation therein (or in such substitute or alternative plan) does not materially discriminate against you, both with respect to the amount of benefits provided and the level of your participation, relative to other similarly-situated participants; (E) a material diminution of your present authority, duties or responsibilities; or (F) any other action or inaction that constitutes a material breach by the Company of this agreement.

Good Reason shall not exist unless you provide written notice to the Company within 30 days after the occurrence of the events, actions, or non-actions, as applicable, that you believe constitute Good Reason hereunder, and the Company has been provided with at least 30 days after your delivery of such notice to remediate the basis for such notice and has not effected such remediation.

(iii) The term "Change in Control" shall have the same meaning as in Jones' 1999 Stock Incentive Plan, as in effect on the date hereof.

(iv) The term "Disability" shall mean your physical or mental incapacity which renders you incapable, even with a reasonable accommodation by the

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February 20, 2008

Company, of performing the essential functions of the duties required of you under this agreement, for 120 or more consecutive days; the term "Disability Termination Date" shall mean the date as of which your employment with the Company is terminated, either by you or the Company, following your suffering of a Disability.

                (h) Accelerated Vesting of Equity Grants. In addition to the foregoing and notwithstanding any other agreement between you and the Company, all unvested shares of restricted common stock of Jones and/or unvested options to purchase common stock of Jones which you held at the time of the termination of your employment by the Company without Cause or by you for Good Reason or a Change of Control (and prior to the end of the term of this agreement) shall become fully vested and, in the case of stock options, immediately exercisable during the remaining original term of each such stock option, upon such termination of your employment without Cause or for Good Reason or the Change in Control.

        6. Noncompetition; Nonsolicitation.

                (a) You acknowledge and recognize (i) the highly competitive nature of the business of the Company, (ii) the importance to the Company of the Confidential Business Information and Trade Secrets (as defined in Sections 7(b) and 7(c) hereof) to which you will have access, (iii) the importance to the Company of the knowledge and experience possessed by it relating to the requirements and terms of doing business with existing or potential licensors, licensees, designers, suppliers and customers and methods of doing business, and (iv) the position of responsibility which you will hold with the Company. Accordingly, you agree that you will not, directly or indirectly, at any time during your employment by the Company and during the period commencing with the Termination Date and ending with the last day of the term of this agreement (the "Severance Period") (provided that the Company is making or has made the payments to you which may be required hereunder during the Severance Period): (x) engage in any business which then competes, directly or indirectly, with the business then conducted or licensed by the Company or any of its affiliates, including, without limitation, the manufacturing, marketing and sale of products by independent licensees under trademarks owned by the Company or any of its affiliates, whether such other engagement is as an officer, director, employee, proprietor, consultant, independent contractor, partner, advisor, agent or investor (other than as a passive investor in less than 5% of the outstanding capital stock of a publicly traded corporation); or (y) assist other persons or businesses in engaging in any business activities prohibited under clause (x). You further agree that during the term of this agreement and for a period of two (2) years following the end of the Severance Period, you will not, directly or indirectly, induce any employees of the Company to engage in any such activities or to terminate their employment or hire or attempt to hire any employees of the Company.

                (b) As used in this Section 6 and Sections 7, 9 and 10 below, the term "Company" shall be deemed to include the Company and any individual, person or entity

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controlling, controlled by or under common control with the Company, and any respective successors and assigns of any such individual, person or entity.

        7. Confidentiality.

                (a) You acknowledge that the Company is engaged in the highly competitive business of designing, developing, manufacturing, marketing and selling apparel, footwear and accessories. The Company's involvement in this business has required and continues to require the expenditure of substantial amounts of money and the use of skills developed over considerable time. As a result of these investments of money, skill and time, the Company has developed and will continue to develop certain valuable trade secrets and confidential business information that are peculiar to the Company's business and the disclosure of which would cause the Company great and irreparable harm. You acknowledge that, during the course of your employment by the Company, you will receive and/or have access to "Trade Secrets" and/or "Confidential Business Information," as those terms are defined below, and that, had you not had the opportunity to work at the Company, you would not have become privy to such information.

                (b) The term "Trade Secrets" means any technical or financial information, design, process, procedure, formula or improvement that is valuable and not generally known to the Company's competitors. To the fullest extent consistent with the foregoing, Trade Secrets shall include, without limitation, all information and documentation, whether or not subject to copyright, pertaining to product developments, methods of operation, cost and pricing structures, and other private, confidential business matters.

                (c) The term "Confidential Business Information" means any data or information and documentation, other than Trade Secrets, which is valuable to the Company and not generally known to the public, including but not limited to:

(i) Financial information, including but not limited to earnings, assets, debts, prices, cost information, sales and profit projections or other financial data;

(ii) Marketing information, including but not limited to details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, marketing forecasts, results of marketing efforts or information about impending transactions;

(iii) Product information, including but not limited to development plans, designs, and product costs; and

(iv) Product source and customer information, including but not limited to any data regarding actual or potential supply sources,

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February 20, 2008

agency agreements or arrangements and actual or potential customers.

                (d) You agree that, except as may be required to fulfill your obligations during the course of your employment, you will not, during your employment with the Company or after your employment has ceased, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise employ any Trade Secrets or Confidential Business Information. Nothing in this paragraph shall preclude you from disclosing or using Trade Secrets or Confidential Business Information if (i) the Trade Secrets or Confidential Business Information have become generally known, at the time the Trade Secrets or Confidential Business Information are used or disclosed, to the public or to competitors of the Company except through or as a result of your act or omission; or (ii) the disclosure of the Trade Secrets or Confidential Business Information is required to be made by any law, regulation, governmental body or authority, or court order, provided that you will give the Company prompt written notice of such requirement so that the Company may seek an appropriate protective order or similar remedy. You agree to deliver to the Company all computer files and tapes, books, records and documents (whether maintained in paper, electronic or any other medium) relating to or bearing upon any Trade Secrets or Confidential Business Information, upon the cessation of your employment, and you agree not to retain any copies or extracts thereof.

        8. Ownership of Intellectual Property.

                (a) You acknowledge and agree that all work performed, and all ideas, concepts, materials, products, software, documentation, designs, product drawings, sketches, architectures, specifications, flow charts, test data, programmer's notes, deliverables, improvements, discoveries, methods, processes, or inventions, trade secrets or other subject matter related to the Company's business (collectively, "Materials") conceived, developed or prepared by you, alone or with others, during the period of your employment or other relationship with the Company, in written, oral, electronic, photographic, optical or any other form, are the property of the Company, and all rights, title and interest therein shall vest in the Company, and all Materials shall be deemed to be works made for hire and made in the course of your employment or other relationship with the Company.

                (b) To the extent that title to any Materials has not vested, or may not, by operation of law, vest in the Company, or such Materials may not be considered works made for hire, you hereby irrevocably assign all rights, title and interest therein to the Company. All Materials belong exclusively to the Company, with the Company having the right to obtain and to hold in its own name, copyrights, patents, trademarks, applications, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. You hereby grant to the Company an irrevocable power of attorney to perform any and all acts and execute any and all documents and instruments on your behalf as the Company may deem appropriate in order to perfect or enforce the rights defined in this Section. You further agree to

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give the Company, or any person designated by the Company, at the Company's expense, any assistance required to perfect or enforce the rights defined in this Section. You shall communicate and deliver to the Company promptly and fully all Materials conceived or developed by you (alone or jointly with others) during the period of your employment or other relationship with the Company.

        9. Noninterference.

                For a period commencing on the date hereof and continuing for a period of two (2) years after the Termination Date, you shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce, any person or entity then known to be a customer, client, vendor, supplier or distributor of the Company to terminate or diminish his, her or its relationship with the Company for any purpose.

        10. Nondisclosure and Nondisparagement.

                You agree not to disclose any information regarding the substance or existence of this agreement, including but not limited to, the monies and benefits received or to be received hereunder, except to an attorney with whom you choose to consult regarding this agreement. For a period commencing on the date hereof and continuing for a period of three (3) years after the Termination Date, you agree not to, directly or indirectly, in public or in private, deprecate, impugn or otherwise make any remarks or statements that might tend to, or be construed to tend to, defame the Company or its reputation, or the reputations of any of its respective officers, directors and employees, nor shall you assist any other person, firm or entity in so doing. For a period commencing on the date hereof and continuing for a period of three (3) years after the Termination Date, the Company agrees not to, directly or indirectly, in public or in private, deprecate, impugn or otherwise make any remarks or statements that might tend to, or be construed to tend to, defame you or your reputation, nor shall it assist any other person, firm or entity in so doing.

        11. Injunctive Relief; Extension of Covenants Following Breach.

                (a) The covenants set forth in Sections 6, 7, 8, 9, 10 and 13 shall be enforceable by a court of equity through the granting of a temporary restraining order, preliminary injunction and/or permanent injunction. In the event of a breach of Sections 6, 7, 8, 9, 10 or 13 of this agreement, you consent to the entry of an injunction, and you shall pay any reasonable fees and expenses incurred by the Company in enforcing such sections if such breach is finally judicially determined to have occurred. Such equitable enforcement shall be in addition to and shall not prejudice the right of the Company to an appropriate monetary award.

                (b) You agree that, in the event of a breach of any of the covenants set forth in Sections 6 or 9, the duration of the covenants in both Sections 6 and 9 shall automatically be extended for a period equal to the period of the violation.

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        12. Representation and Warranty.

                You hereby represent and warrant to the Company that your entering into this agreement will not result in the breach of, or constitute a violation of, any agreement, order or decree by which you are bound and that you are not subject to any agreement, restriction or covenant, whether written or oral, which restricts your ability to enter into this agreement or to perform your duties as set forth herein.

        13. Return of Documents and Other Property.

                Upon the termination of your employment, you shall return to the Company all of its property, equipment, documents, records, lists, files and any and all other Company materials including, without limitation, computerized or electronic information, that is in your possession as of the Termination Date (the "Company Property"). The Company Property shall be delivered to Jones at its office at 1411 Broadway, New York, New York 10018, at your expense, within five (5) business days after the Termination Date. Unless otherwise agreed by the Company in writing, you shall not retain any Company Property.

        14. Reasonableness of Restrictive Covenants.

                You agree that, due to the uniqueness of your skills and abilities and the uniqueness of the Confidential Business Information that you will possess in the course of your employment with the Company, the covenants set forth herein are reasonable and necessary for the protection of the Company. Nevertheless, if it shall be determined that such covenants are unenforceable in that they are too broad as to their scope or geographical coverage, then the parties hereby confer upon any appropriate court the power to limit such scope or geographical coverage such that they will be enforceable.

        15. Effect of Section 409A of the Internal Revenue Code.

                Notwithstanding anything in this agreement to the contrary, if all or a portion of any payment or benefit under Section 5(c) or 5(d) is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), then the following rules shall apply to such payment in order to prevent any accelerated or additional tax under Section 409A of the Code:

                (a) If the termination of your employment does not qualify as a "separation from service" within the meaning of Treasury Regulation Section 1.409A-1(h) from the "Jones Controlled Group," then any payments subject to Section 409A of the Code will not commence until a "separation from service" occurs or, if earlier, the earliest other date as is permitted under Section 409A. For this purpose, the "Jones Controlled Group" means (i) the Company, (ii) any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company and (iii) any trade or business (whether or not

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February 20, 2008

incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company.

                (b) If at the time of your separation from service, you are a "specified employee" as defined in Section 409A of the Code, then the Company will defer the commencement of any payments subject to Section 409A (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six (6) months following your separation from service or, if earlier, the earliest other date as is permitted under Section 409A.

                (c) The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 15.

        16. Effect of Section 280G of the Internal Revenue Code.

                (a) Notwithstanding any other provision of this agreement to the contrary, and except as provided in Section 16(b), to the extent that any payment or distribution of any type to or for you by the Company (or by any affiliate of the Company, any person or entity who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Code and the regulations thereunder)), or any affiliate of such person or entity, whether paid or payable or distributed or distributable pursuant to the terms of this agreement or otherwise (the "Total Payments"), is or will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in your retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if you received the entire amount of such Total Payments. Unless you shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined herein). Any notice given by you pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.

                (b) The determination of whether the Total Payments shall be reduced as provided in this Section 16 and the amount of such reduction shall be made at the Company's expense by an accounting firm jointly selected by you and the Company from among its independent auditors and the five (5) largest accounting firms (an "Eligible Accounting Firm") in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and you within ten (10) days of the Termination Date. If the Accounting Firm

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determines that no Excise Tax is payable by you with respect to the Total Payments, it shall furnish you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon you and the Company. If the Accounting Firm determines that an Excise Tax would be payable, you shall have the right to accept the Determination of the Accounting Firm as to the extent of the reduction, if any, pursuant to this Section 16, or to have such Determination reviewed by another Eligible Accounting Firm selected by you, at the expense of the Company, in which case the determination of such second accounting firm shall be binding, final and conclusive upon you and the Company.

        17. Miscellaneous.

                (a) This agreement shall be governed by the laws of the State of New York (excluding its choice of law rules).

                (b) The parties hereby agree that any action arising out of or relating in any way to this agreement or the transactions contemplated hereby must be brought and enforced exclusively in the United States District Court for the Southern District of New York or the Courts of the State of New York.

                (c) All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, or if transmitted via facsimile with transmission confirmed, with a copy mailed by certified mail, return receipt requested, addressed to the addresses first set forth above or to such other addresses as shall be furnished in writing by either party in like manner. Any such notice or communication shall be deemed to have been given as of the date delivered in person or transmission by facsimile is confirmed. All notices to the Company shall be sent to the attention of the General Counsel, 1411 Broadway, New York, New York 10018.

                (d) This agreement may not be assigned by you. This agreement shall be binding upon, and inure to the benefit of, the parties hereto, their heirs, legal representatives, successors and permitted assigns.

                (e) This agreement supersedes all prior agreements and understandings between us concerning the subject matter hereof and may not be modified or terminated orally. No modifications, termination or attempted waiver shall be valid unless set forth in a writing signed by the party against whom the same is sought to be enforced.

                (f) The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision.

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                Please sign where indicated below, whereupon this letter will constitute a binding agreement between us as of the date first above written.

Very truly yours, NINE WEST FOOTWEAR CORPORATION By: /s/ Ira M. Dansky Ira M. Dansky Executive Vice President

Accepted and agreed to as of
this 21st day of February, 2008.

/s/ Andrew Cohen
Andrew Cohen